Exhibit 10.1

October 28, 2026
Via: DocuSign
To: Erik Hirsch
Re: Compensation Post Without Cause Termination

Dear Erik:

This letter concerns the treatment of your compensation in the event of your termination by the Company without cause, or by your resignation for good reason, as below-defined.
As approved by the Board on October 12, 2026, in recognition of your prior service as Co-Chief Executive Officer and your acceptance of the new role as Executive Co-Chairman, reporting to Hartley Rogers, as more fully set forth in the Company’s October 15, 2026 Form 8-K and press release, if the Company terminates your employment without Cause or by your resignation for Good Reason (such terms as below-defined), the following (as relevant) will be deemed fully vested to the extent not already vested as of the termination date, or payable:
(i) all of your unvested restricted stock, consisting of the LTIP award (subject to performance metric achievement for the $230 stock price target), the two prior Co-CEO annual performance awards, and the regular time-based awards granted as part of your bonus;
(ii) your unvested carried interest;
(iii) any bonus amounts payable from amounts received by the Company in respect of exits of the Company’s historical strategic technology investments as previously agreed; and
(iv) three additional annual grants of time-based restricted stock, each covering 30,000 shares, to be granted in May of each of 2027, 2028, and 2029, and each to vest in four equal annual installments beginning on the first anniversary of the applicable grant date, subject to your continued employment through each vesting date, subject however to the automatic vesting for a termination without Cause or your resignation for Good Reason;
in each case as set forth on the attached Exhibit A.
(v) In addition, the Company intends to provide you a new cash incentive award opportunity in connection with certain of its future strategic technology investments made pursuant to a new pool of capital funded from the Company’s balance sheet. The size and terms of any such balance sheet pool allocations for these investment opportunities will be designed as mutually agreed and approved by the Board. The understanding is that, in the event of your termination without cause, you will be entitled to receive 10% of realized gains on any investments made up to that point from the pool, payable when those gains are realized.
The stated treatment of categories (i) through (iv) is conditioned on your executing, and not revoking, the Company’s standard form of general release of claims following your termination, without cause. For the avoidance of doubt, for cause is defined as follows:
“Cause” means the Board’s determination, made in good faith, that you have engaged in any of the following, whether before or after the date of this letter:
(a) fraud in connection with your employment or service, or theft, misappropriation, or embezzlement of funds or other property of the Company, any Company Affiliate, or any client;
(b) your conviction of, indictment for, or plea of guilty or nolo contendere to, (i) any felony, (ii) any crime involving fraud, dishonesty, or misrepresentation, or (iii) any other crime, whether or not connected with your employment or service, that is likely to affect the Company or any Company Affiliate materially and adversely;
(c) a material breach of any fiduciary duty owed to the Company or any Company Affiliate;
(d) willful misconduct or gross neglect of material duties, including any such conduct that has caused or is reasonably likely to cause material harm to the Company; provided that a failure to meet performance standards or objectives, by itself, is not Cause;
(e) a material breach of any written agreement with the Company or any Company Affiliate, or a willful violation of any material Company policy or the Company’s code of conduct;
(f) a willful failure to perform your material duties or to follow a reasonable and lawful directive of the Board, other than because of disability;
(g) abuse of alcohol or other drugs that materially interferes with the performance of your duties, or the use of any illegal drugs or narcotics;
(h) engaging in competition, or breaching your non-competition and/or non-solicitation obligations, and/or
(i) a bar or suspension from the securities or investment advisory business imposed by any governmental, regulatory, or self-regulatory authority, or a willful violation of applicable securities laws.

“Good Reason” means the occurrence of any of the following without your written consent: (1) a material adverse change to your title or reporting relationship with the Company, or to your authorities, duties or responsibilities with the Company, (2) the Company’s material breach of this Agreement; (3) solely following the date on which Mr. Rogers ceases to serve as the Company’s Co-Chief Executive Officer, a reduction in your annual bonus (including both cash and restricted stock components) for any fiscal year such that the total value of your annual bonus for that year is more than 15% below the average of your annual bonuses (cash and restricted stock combined) for the fiscal years 2022 through 2026, other than a reduction that applies generally to all senior executives of the Company and results from a decline in the Company’s financial results; ; or (4) a relocation of your principal place of employment by more than ten (10) miles from its current location. A termination of employment for Good Reason shall not be effective unless (a) you give the Company written notice describing the condition within thirty (30) days after its initial occurrence, (b) the Company fails to cure the condition within thirty (30) days after receiving the notice (“Cure Period”), and (c) you resign within ten (10) days after the Cure Period ends. Any resignation not made in strict compliance with the foregoing shall be treated as a resignation without Good Reason.

Further, your leaving the Company does not end D&O protection regarding your prior service. Our policy includes former directors and executives as insured persons, so a claim alleging wrongful acts in your Company director or officer roles (absent certain exclusions) shall be covered even if it is made after you leave. We will continue to maintain a D&O insurance program, so coverage would be extended through the policy for your past service. Further, the Tax Receivable, Exchange, and Stockholders Agreements remain in effect after your termination.
Lastly, The Indemnification Agreement that you signed on March 6, 2017, remains in full force and effect, even after you separate from the Company.
Please acknowledge your agreement to the above by signing below.
Sincerely,
/s/ Hartley Rogers
Hartley Rogers
Chairman of the Board
Acknowledged and agreed:
Erik Hirsch: /s/ Erik Hirsch
Date: 10/29/2026